Exhibit 5.3

July 1, 2021

Suzano S.A.

Avenida Professor Magalhaes Neto, 1,752

10th Floor, Rooms 1010 and 1011

41810-012 Salvador – BA

Brazil

Suzano Austria GmbH

Fleischmarkt 1

1010 Vienna

Austria

Ladies and Gentlemen:

We have acted as special United States counsel to Suzano S.A., a corporation (sociedade por ações) incorporated under the laws of Brazil (the “Guarantor”) and Suzano Austria GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Austria (the “Issuer”), in connection with the offering pursuant to a registration statement on Form F-3 (File Nos. 333-236083, 333-236083-01 and 333-236083-02) of (i) U.S.$1,000,000,000 aggregate principal amount of the Issuer’s 3.125% Global Notes due 2032 (the “Notes”), fully guaranteed by the Guarantor (the “Guarantee”), pursuant to an indenture dated as of January 24, 2020 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture dated as of July 1, 2021 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Issuer, the Guarantor and Deutsche Bank Trust Company Americas, as trustee, registrar, paying agent and transfer agent (the “Trustee”). The Notes, together with the Guarantee, are referred to as the “Securities.” Such registration statement, as amended as of its most recent effective date (June 28, 2021), insofar as it relates to the Notes and the Guarantee (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2 and 25.3, is herein called the “Registration Statement.”

In arriving at the opinions expressed below, we have reviewed the following documents:

The Registration Statement;

An executed copy of the Base Indenture and the Second Supplemental Indenture, including the forms of global securities representing the Notes and the form of notation to be executed by the Guarantor relating to the Guarantee, included therein.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Suzano S.A.

Suzano Austria GmbH

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, (ii) that the Securities will conform to the forms we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the Second Supplemental Indenture and each of the Securities have been duly executed and delivered by the Issuer and the Guarantor, as applicable, in the forms thereof that we have examined, and the Notes have been duly delivered to and paid for by the purchasers thereof in the manner described in the Registration Statement and executed and authenticated, in the form thereof that we have examined, in accordance with the terms of the Indenture, the Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture, and the Guarantee will be a valid, binding and enforceable obligation of the Guarantor.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Guarantor or the Issuer, (a) we have assumed that each of the Guarantor and the Issuer, as the case may be, and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Guarantor or the Issuer regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indenture and the Securities), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

We note that (a) the enforceability in the United States of the waiver in Section 1.15 of the Indenture of any immunities from court jurisdiction and from legal processes is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976 and (b) the designation in Section 1.15 of the Indenture of the United States federal courts sitting in the Borough of Manhattan, City of New York as the venue for actions or proceedings relating to the Securities or the Indenture is (notwithstanding the waiver in Section 1.15 of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404 (a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We express no opinion as to the enforceability of Section 16 of the Underwriting Agreement or Section 10.15 of the Indenture, relating to currency indemnity.

Suzano S.A.

Suzano Austria GmbH

In addition, we note that the waiver of defenses in Section 12.01 in the Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York (such as reflected in New York’s anti-champerty statute).

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities” as counsel for the Guarantor and the Issuer who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Juan G. Giráldez
Juan G. Giráldez, a Partner